March 31, 2013
File No.: 260104.00001/14816

Augusta Resource Corporation
#555 – 999 Canada Place
Vancouver, BC Canada V6C 3EI

Ladies and Gentlemen:

Re:     Registration Statement on Form S-8

We have acted as counsel to Augusta Resource Corporation, a corporation governed by the Canada Business Corporations Act (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 3,779,714 common shares of the Company, without par value (the “Shares”), issuable upon exercise of options granted or to be granted under the Company’s Stock Option Plan, as amended (the “Option Plan”) and Shares issued or issuable under the Company’s Restricted Share Unit and Restricted Share Plan (together with the Option Plan, the “Plans”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

The opinion herein is based on and limited to the laws of the Province of British Columbia and the laws of Canada applicable therein and is limited to the Canada Business Corporations Act. This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof on any matter set forth herein.

In rendering our opinion below as to the Shares as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise, and no opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, allotted and reserved for issue and, upon issuance and payment therefor in accordance with the terms of the Plans and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Your truly,

“Fasken Martineau DuMoulin LLP”